UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2018

BioSig Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55473	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12424 Wilshire Blvd., Suite 745 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512)-329-2643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                      Entry Into a Material Definitive Agreement.

On April 30, 2018, BioSig Technologies, Inc. (the “Company”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) and various ancillary documents in support thereof, each dated as of April 30, 2018, with certain accredited investors (the “Investors”).  Pursuant to the Purchase Agreement, the Company sold to the Investors an aggregate of 3,193,004 units (the “Units”) in exchange for aggregate consideration of $4,789,502 (the “Private Placement”).  Each Unit consists of one share (the “Investor Shares”) of Common Stock, and a warrant to purchase one half of one share of Common Stock, exercisable at a price of $1.75 per share (the “Investor Warrants”), at a per Unit price of $1.50.

The following is a brief summary of each of the Purchase Agreement and the Investor Warrants.

Purchase Agreement

The Purchase Agreement provides for the purchase by the Investors and the sale by the Company of the Investor Shares and the Investor Warrants. The Purchase Agreement contains representations and warranties of the Company and the Investors that are typical for transactions of this type.

The Purchase Agreement also contains covenants on the part of the Company that are typical for transactions of this type, as well as the following covenants:

•
The Company is required to use the proceeds from the transaction for general corporate purposes including, but not limited to, growth initiatives and capital expenditures. The Company may not use any of the proceeds from the transaction (i) for the repayment of debt, (ii) for the redemption or repurchase of any equity securities, or (iii) for the settlement of any claims, actions or proceedings against the Company.

·
•
The Company is required to ensure that, on a continuous basis, there is a sufficient number of shares authorized that equals or exceeds the maximum aggregate number of shares of Common Stock issued or potentially issuable in the future pursuant to the Private Placement, ignoring any exercise limits set forth therein, and all such shares of Common Stock are required to be approved for listing on the Company’s principal trading market.

The Purchase Agreement also obligates the Company to indemnify the Investors for certain losses resulting from (i) any breach of any representation or warranty made by the Company or any obligation of the Company, and (ii) certain third party claims.

Investor Warrants

The Investor Warrants are immediately exercisable and, in the aggregate, entitle the Investors to purchase up to approximately 1,596,506 shares of Common Stock. The Investor Warrants have an initial exercise price of $1.75 per share, payable in cash. The Investor Warrants expire on April 30, 2021.

The Investor Warrants require payments to be made by the Company for failure to timely deliver the shares of Common Stock issuable upon exercise. The Investor Warrants also contain limitations on exercise, including the limitation that any Investor may not exercise its Investor Warrants to the extent that upon exercise, such Investor, together with its affiliates, would beneficially own in excess of 4.99% of the Company’s outstanding shares of Common Stock (subject to an increase, upon at least 61 days’ notice by such Investor to the Company, of up to 9.99%).

Anti-Dilution Protection

The exercise price of the Investor Warrants and the number of shares issuable upon exercise of the Investor Warrants are subject to adjustments for dividends, stock splits, combinations or similar events.

Fundamental Transactions

Upon the occurrence of a transaction involving a change of control the holders of the Investor Warrants will have the right to receive upon exercise, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such change of control, the number of shares of common stock of the successor, acquiring corporation, or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such change of control by a holder of the number of shares of Common Stock for which the Investor Warrants were exercisable immediately prior to such change of control.

The Investor Shares and Investor Warrants issued and sold to the Investors were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act, provided by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act. Each Investor represented that it was an accredited investor (as defined by Rule 501 under the Securities Act).

Item 3.02                      Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Form of Unit Purchase Agreement
10.2	Form of Investor Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: May 1, 2018                                                By:  /s/ Kenneth L. Londoner
Name: Kenneth L. Londoner
Title: Chairman and Chief Executive Officer